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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BancTec, Inc.:

        We consent to the use of our report dated April 29, 2011, with respect to the consolidated balance sheets of BancTec, Inc. as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss), and cash flows for the years then ended included herein, and to the reference to our firm under the heading "Experts"in the prospectus.

/s/ KPMG LLP

Dallas, Texas
June 29, 2011

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  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm